Exhibit 99.1

Date: November 5, 2019	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
http://www.corvel.com

CorVel Announces Revenues and Earnings

IRVINE, California, November 5, 2019— CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter ended September 30, 2019. Earnings per share for the quarter ended September 30, 2019 were $0.69, an increase of 2.4% from earnings per share of $0.67 in the same quarter of the prior year. Revenues for the quarter ended September 30, 2019 were $147 million, a decrease of 0.8% from revenues of $148 million in the same quarter of the prior year.

Earnings per share for the six months ended September 30, 2019 were $1.40, an increase of 8.5% from earnings per share of $1.29 for the same period of the prior year.  Revenues for the six months ended September 30, 2019 were $297 million, a decrease of 0.5% from revenues of $299 million for the same period of the prior year.

During the quarter, the Company made advancements in the functionality of its integrated claims management platform, CareMC EdgeSM, with the release of the Claims Oversight interface. This industry-leading feature provides stakeholders of a claim with a clear picture of the development of a claim throughout its lifecycle – in one comprehensive console. With the Claims Oversight interface, users are able to manage all claims activities, including medical data, next steps, financials and return to work. The goal is to modernize traditional claim reviews with real-time insight to empower claims professionals to take informed action and allow customers to review up-to-date information at any time, not just at pre-appointed quarterly or annual meetings.

The Company also delivered an Activities Management interface during the quarter that facilitates the capture of essential patient claim information, which has historically been buried within narrative notes.  This codification of critical information is consumed by the Company’s proprietary rules-based business intelligence engine, which generates and publishes real-time insights and actionable alerts to Case Management and Claims professionals and enables enhanced reporting for the Company’s Carrier and Employer clients.

About CorVel

CorVel Corporation is a national provider of innovative workers’ compensation, auto, liability and health solutions for employers, third party administrators, insurance companies, and government agencies seeking to control costs and promote positive outcomes. We apply technology, intelligence, and a human touch throughout the risk management process so our clients can intervene early and often while being connected to the critical intelligence they need to proactively manage risk. With a robust technology platform at its core, our connected solution is delivered by a national team of associates who are committed to helping clients design and administer programs that meet their organization’s performance goals.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s results of operations, including product investment strategies, business intelligence, analytics and added functionality within claims and case management services. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement, including the risk that the impact of the security incident on our business, results of operations and financial condition is greater than our initial assessment.

The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2019 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Quarterly Results – Income Statement
Quarters and Six Months Ended September 30, 2019 (unaudited) and September 30, 2018 (unaudited)

Quarter Ended	September 30, 2019	September 30, 2018
Revenues	$146,970,000	$148,176,000
Cost of revenues	114,127,000	116,686,000
Gross profit	32,843,000	31,490,000
General and administrative	16,593,000	15,094,000
Income from operations	16,250,000	16,396,000
Income tax provision	3,379,000	3,607,000
Net income	$12,871,000	$12,789,000
Earnings Per Share:
Basic	$0.70	$0.68
Diluted	$0.69	$0.67
Weighted Shares
Basic	18,452,000	18,877,000
Diluted	18,771,000	19,089,000

Six Months Ended	September 30, 2019	September 30, 2018
Revenues	$297,109,000	$298,574,000
Cost of revenues	231,132,000	235,731,000
Gross profit	65,977,000	62,843,000
General and administrative	32,345,000	31,031,000
Income from operations	33,632,000	31,812,000
Income tax provision	7,354,000	7,245,000
Net income	$26,278,000	$24,567,000
Earnings Per Share:
Basic	$1.42	$1.30
Diluted	$1.40	$1.29
Weighted Shares
Basic	18,488,000	18,899,000
Diluted	18,779,000	19,095,000

CorVel Corporation
Quarterly Results – Condensed Balance Sheet
September 30, 2019 (unaudited) and March 31, 2019 (audited)

	September 30, 2019	March 31, 2019
Cash	$97,920,000	$91,713,000
Customer deposits	42,122,000	45,268,000
Accounts receivable, net	71,421,000	71,336,000
Prepaid taxes and expenses	7,623,000	7,176,000
Property, net	72,294,000	61,980,000
Right-of-use, net	94,379,000	—
Goodwill and other assets	41,010,000	40,545,000
Total	$426,769,000	$318,018,000
Accounts and taxes payable	$19,657,000	$11,478,000
Accrued liabilities	113,284,000	105,441,000
Deferred tax liability	5,688,000	6,294,000
Long-term operating lease liabilities	87,324,000	—
Paid-in capital	163,850,000	155,801,000
Treasury stock	(494,472,000)	(466,156,000)
Retained earnings	531,438,000	505,160,000
Total	$426,769,000	$318,018,000